                                                                     EXHIBIT 5.1



                      FORM OF OPINION OF LATHAM & WATKINS



                         [LATHAM & WATKINS LETTERHEAD]



                              _____________, 1996


Cobblestone Golf Group, Inc.
3702 Via de la Valle, Suite 202
Del Mar, California 92014

          Re:  Cobblestone Golf Group, Inc.
               Registration Statement on Form S-4
               ----------------------------------

Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") of Cobblestone Golf Group, Inc., a Delaware corporation (the "Company"), which you have filed with the Securities and Exchange Commission on ______________, 1996 in connection with the exchange of $1,000 principal amount of 11 1/2% Series B Senior Notes due 2003 of the Company for each $1,000 principal amount of its outstanding 11 1/2% Series A Senior Notes due 2003.

     We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. We have examined, among other things, the terms of the Notes, and the indenture pursuant to which the Notes are to be issued. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the federal securities laws of the United States, the internal laws of the State of California and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

     Based upon the foregoing, we are of the opinion that, the Notes are legally valid and binding obligations of the Company, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; the affect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        LATHAM & WATKINS